Exhibit 99.2p

                  THE TOPIARY BENEFIT PLAN INVESTOR fund LLC

                              PURCHASE AGREEMENT

            Purchase Agreement dated [o], 2003 between The Topiary Benefit Plan Investor Fund LLC, a limited liability company organized under the laws of the State of Delaware (the "Fund") and Deutsche Asset Management, Inc. ("DeAM"), a corporation organized under the laws of the State of Delaware;

            WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

            WHEREAS, the Fund proposes to issue and sell limited liability company interests in the Fund ("Interests") in private placements exempt from registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form N-2 filed with the Securities and Exchange Commission; and

            NOW, THEREFORE, the Fund and DeAM agree as follows:

       1. The Fund offers to sell to DeAM, and DeAM agrees to purchase from the Fund Interests for an aggregate price of $[o] million on [o], 2003.

       2. DeAM represents and warrants to the Fund that DeAM is acquiring the Interests for investment purposes only and not with a view toward resale or further distribution.

       3. DeAM's right under this Purchase Agreement to purchase the Interests is not assignable.

            IN WITNESS WHEREOF, the Fund and DeAM have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.



THE TOPIARY BENEFIT PLAN INVESTOR DEUTSCHE ASSET MANAGEMENT, INC.
FUND LLC



By:                                       By:
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